UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 17, 2016

Kibush Capital Corp.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-55256

(Commission File No.)

c/o McGee Law Firm, LLC

5635 N. Scottsdale Road, Suite 170

Scottsdale, Arizona 85250

(Address of principal executive offices and Zip Code)

+(61) 3 9846 4288

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-com mencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On November 17, 2016, the Company authorized the issuance of 5,000,000 shares of Series B Preferred Stock, par value $0.001 (the “Series B Preferred”) to Warren Sheppard in consideration for the $150,000 bonus due to him for closing on Paradise Gardens pursuant to his employment agreement. The Company filed the Certificate of Designation for the Series B Preferred with the Secretary of State of Nevada on November 22, 2016. The designations, preferences, limitations, restrictions and relative rights of the Series B Preferred are as follows: (i) a stated value of $0.03 per share; (ii) each share converts into 5 shares of common stock; (iii) votes with common stock at 100 to 1; and (iv) in the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders will be entitled to receive a preferential amount of cash equal to $1.00 per share to be paid out of the assets available for distribution to our stockholders, before any payment is be made to the holders of common stock.

The securities were issued under the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder, including Regulation D.

Item 3.03 Material Modification to Rights of Security Holders.

Reference is made to the disclosure set forth above under Item 3.02 of this current report, which disclosure is incorporated herein by reference. Reference is also made to the Certificate of Designation included as Exhibit 4.1 to this current report, the disclosure in which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 4.1 – Certificate of Designation dated November 17, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 23rd day of November, 2016.

KIBUSH CAPITAL CORP.

BY:	/s/ Warren Sheppard
Warren Sheppard, President